Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ProKidney Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value	457(c) and 457(h)	15,053,502 (1)	$2.215	$33,343,506.93 (2)	$0.00013810	$4,604.74
Total Offering Amounts					$33,343,506.93		$4,604.74
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$4,604.74

(1)

The number of shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) stated above consists of additional shares of Common Stock available for issuance under the ProKidney Corp. 2022 Equity Incentive Plan (the “2022 Plan”) by operation of the 2022 Plan’s “evergreen” provision. The maximum number of shares registered hereunder which may be sold pursuant to the 2022 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2022 Plan. Accordingly, pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices per share of Class A common stock on The Nasdaq Capital Market as of March 16, 2026, a date within five business days prior to filing this Registration Statement.